Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-155264, No. 333-120292, No. 333-64081, and No. 333-90835) and Form S-3 (No 333-56293) of Noven Pharmaceuticals, Inc. of our report dated March 6, 2009 relating to the financial statements of Vivelle Ventures LLC, which appears in this Form 10 K.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 9, 2009